Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Robert W. Barlow
President and Chief Executive Officer
(315) 287-2600

GOUVERNEUR BANCORP, INC. ANNOUNCES

SEMI-ANNUAL CASH DIVIDEND

Gouverneur, New York, October 21, 2024 — Gouverneur Bancorp, Inc. (OTCQB Marketplace: GOVB) (the “Company”), the holding company for Gouverneur Savings and Loan Association (the “Bank”), announced today that its Board of Directors has declared a semi-annual cash dividend of $0.08 per common share. The dividend will be paid on or about November 18, 2024 to shareholders of record as of the close of business on November 4, 2024.

This is the first cash dividend for the Company since the completion of the Bank’s conversion from the mutual holding company form of organization to the stock holding company form of organization.

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals. At June 30, 2024, the Company had total assets of $195.1 million, total deposits of $153.4 million and total stockholders’ equity of $31.7 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: the Bank’s ability to complete its previously announced proposed conversion to a national banking association charter; the ability to successfully integrate acquired entities and realize expected cost savings associated with completed mergers and acquisitions; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; and our ability to attract and retain key employees. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.